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                                                                    Exhibit 99.1


                                 [CONCORD LOGO]






CONTACT:
CONCORD CAMERA CORP.
BLAINE ROBINSON
VICE PRESIDENT FINANCE AND TREASURER
(954) 331-4238

                    CONCORD CAMERA CORP. REGAINS COMPLIANCE
                   WITH NASDAQ MINIMUM BID LISTING REQUIREMENT


HOLLYWOOD, FLORIDA - December 6, 2006 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ:LENSD) today announced that it received a letter from The Nasdaq Stock Market today advising the Company that it has regained compliance with the NASDAQ Global Market minimum bid requirement by maintaining a closing bid price of $1.00 per share or greater for at least 10 consecutive business days.

On June 26, 2006, Concord received a deficiency notice from the NASDAQ staff indicating that the Company was not in compliance with NASDAQ Marketplace Rule 4450(a)(5) because the closing bid price per share for its common stock had been trading below $1.00 for 30 consecutive business days. The Company was provided 180 days, or until December 26, 2006, in which to regain compliance.

ABOUT CONCORD CAMERA CORP.

Concord Camera Corp., through its subsidiaries, is a global provider of popularly priced, single-use and 35mm traditional film cameras. Concord markets and sells its cameras under the trademarks POLAROID, CONCORD and JENOPTIK through in-house sales and marketing personnel and independent sales representatives. The POLAROID trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD is a trademark and/or registered trademark of Concord Camera Corp. in the United States and/or other countries. The JENOPTIK trademark is owned by Jenoptik AG and is used by Concord under license from Jenoptik AG. Learn more about Concord Camera Corp. at www.concord-camera.com.

Except for the historical information contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the Company's business and prospects, including the risks discussed under "Risk Factors" and disclosures in the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 2006 and subsequently filed reports. Such forward-looking statements include, without limitation, statements regarding expected cost reductions; anticipated or expected results of the implementation of the Company's restructuring initiatives, cost-reduction initiatives and new business initiatives; the development of its business; anticipated revenues or capital expenditures; and its ability to improve gross margin percentages on the sale of its products and projected profits or losses. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements in the future, we disclaim any intent or obligation to do so, even if our estimates change.

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